------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
| Schneider               Mark        L. | UnitedGlobalCom, Inc. (UCOMA)                  |                                        |
|                                        |                                                | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  |   Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |      June 2000         |                                        |
| 4643 S. Ulster St., Suite 1300         |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                CO        80237  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Class A Common Stock           | 06/19/00   | X  |    |    197,110     | A  | $4.75   |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 06/19/00   | X  |    |     14,104     | A  | $7.875  |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 06/19/00   | X  |    |     45,327     | A  | $6.375  | 256,541(2)(3)   | I  |By a Partnership    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           |            |    |    |                |    |         |   1,763(3)(5)   | I  |By 401(k) Plan      |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           |            |    |    |                |    |         | 126,686(3)      | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  3

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Class B   | 1 for 1 |6/19/|G(1)| V  |         | 410,000 |Immed.|      | Class A  | 410,000  |          |170,736(3)| D  |          |
|Common    |         | 00  |    |    |         |         |      |      | Common   |          |          |          |    |          |
|Stock     |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $4.75   |6/19/|J(4)|    |         | 197,110 |7/22/ |7/22/ | Class A  | 197,110  |$8,006,608|197,110(2)| I  |By a      |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $7.875  |6/19/|J(4)|    |         |  14,104 |6/16/ |6/16/ | Class A  |  14,104  |$554,005  | 14,104(2)| I  |By a      |
|Stock     |         | 00  |    |    |         |         | 99   | 05   | Common   |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $6.375  |6/19/|J(4)|    |         |  45,327 | (6)  |12/20/| Class A  |  45,327  |$1,844,809| 11,929(3)| D  |          |
|Stock     |         | 00  |    |    |         |         |      | 06   | Common   |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Class B   | 1 for 1 |     |    |    |         |         |      |      |          |          |          |410,000(2)| I  |By a      |
|Common    |         |     |    |    |         |         |      |      |          |          |          |   (3)    |    |Partner-  |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |          |    |ship      |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $6.375  |     |    |    |         |         |      |      |          |          |          | 45,327(2)| I  |By a      |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |ship      |
|(right    |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|to buy)   |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Class B   |         |6/19/| G  | V  |         |   (7)   |      |      | Class A  |   (7)    |          | (7)(2)(3)| I  |By a      |
|Common    |         | 00  |    |    |         |         |      |      | Common   |          |          |          |    |Partner-  |
|Stock &   |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|Employee  |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) Contribution of securities to The MLS Family Partnership LLLP ("MLSFP"), of which a trust is the general partner and the
    Reporting Person's spouse is the beneficiary thereof and the Reporting Person was then the sole limited partner.
(2) The Reporting Person disclaims beneficial ownership of the securities held by MLSFP, except to the extent of his pecuniary interest therein.
(3) The Reporting Person is a party to a Stockholders' Agreement.  The securities reported herein do not include securities beneficially owned by other parties to the Stockholders' Agreement.  The Reporting Person disclaims any beneficial ownership of such other parties securities and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose.
(4) Transfer of securities to MLSFP in exchange for a promise to pay the fair market value thereof.

**Intentional misstatements or omissions of facts constitute Federal           /s/ Mark L. Schneider                   July 3, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Mark L. Schneider
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMD Number                                            PAGE:  2 OF  3

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Class B   |         |6/19/| G  | V  |         |   (8)   |      |      | Class A  |   (8)    |          | (7)(2)(3)| I  |By a      |
|Common    |         | 00  |    |    |         |         |      |      | Common   |          |          |          |    |Partner-  |
|Stock &   |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|Employee  |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Stock     |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $4.75   |6/19/| X  |    |         |197,110  |7/22/ |7/22/ | Class A  | 197,110  |          |   -0-    | I  |By a      |
|Stock     |         | 00  |    |    |         |         | 97   | 03   | Common   |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      | Stock    |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $7.875  |6/19/| X  |    |         | 14,104  |6/26/ |6/16/ |Class A   |  14,104  |          |   -0-    |    |By a      |
|Stock     |         | 00  |    |    |         |         | 99   | 05   |Common    |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      |Stock     |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|Employee  | $6.375  |6/19/| X  |    |         | 45,327  | (6)  |12/20/|Class A   |  45,327  |          |   -0-    |    |By a      |
|Stock     |         | 00  |    |    |         |         |      | 06   |Common    |          |          |          |    |Partner-  |
|Option    |         |     |    |    |         |         |      |      |Stock     |          |          |          |    |ship      |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(5) As of December 31, 1998, the Reporting Person has acquired these shares as contributed by Issuer under the Issuer's 401(k) Plan.
    The Reporting Person is vested in only 50% of the shares held in the 401(k) Plan on his behalf.
(6) This option is exercisable in 48 equal monthly installments commencing the date of grant.
(7) Represents a gift of 10% limited partnership interest in MLSFP to a trust for the Reporting Person's spouse.
(8) Represents a gift of 10% limited partnership interest in MLSFP to a trust for the Reporting Person's children and siblings and their children.

**Intentional misstatements or omissions of facts constitute Federal           /s/ Mark L. Schneider                   July 3, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Mark L. Schneider
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  3 OF  3